Exhibit 99.2

Lock-Up Agreement

for

Officers and Directors

June 30, 2025

Esousa Group Holdings, LLC (“Esousa”)

211 East 43rd Street

Suite 402

New York, NY 10017

Attn: Michael Wachs

CPMF Situations I LLC

7724 Girard Avenue, Third Floor

La Jolla, CA 92037

D. Boral Capital LLC, acting as placement agent for certain investors

590 Madison Ave., 39th floor

New York, NY 10022

Re:	Registered Direct Offering of Common Stock and Pre-Funded Warrants to Purchase Common Stock

Ladies and Gentlemen:

The undersigned, an officer and/or director of Veritone, Inc., a Delaware corporation (the “Company”), understands that you are the purchasers (each a “Purchaser” and, collectively, the “Purchasers”) who are party to that certain Securities Purchase Agreement, dated as of June 30, 2025, by and among the Company and the Purchasers (the “Purchase Agreement”) providing for the registered direct offering (the “Offering”) of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) and/or pre-funded warrants to purchase shares of Common Stock (each, a “Warrant” and together with the Common Stock, the “Securities”) pursuant to the Purchase Agreement.

In consideration of each Purchaser’s agreement to enter into the Purchase Agreement and to proceed with the Offering, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Undersigned hereby agrees, for the benefit of the Company and such Purchaser that, without the prior written consent of each of Esousa and D. Boral Capital LLC, acting in its capacity as placement agent for certain Purchasers in the Offering (the “Placement Agent”), the Undersigned will not, during the period commencing on the date of this Lock-up Agreement and continuing and including the date that is seventy-five (75) days after the Closing Date (as that term is defined in the Purchase Agreement) (the “Lock-Up Period”), unless otherwise provided herein, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of (each a “Transfer”) any Relevant Security (as defined below) or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that Transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so. As used herein, the term “Relevant Security” means any share of Common Stock (“Share”), any unit, any warrant to purchase Shares or any other security of the Company or any other entity that is convertible into, or exercisable or exchangeable for, Shares or any other equity security of the Company, in each case owned beneficially or otherwise by the Undersigned on the on the date of this Lock-up Agreement or acquired by the Undersigned during the Lock-Up Period.

The restrictions in the foregoing paragraph shall not apply to:

(a)	any exercise (including a cashless exercise or broker-assisted exercise and payment of tax obligations), vesting or settlement, as applicable, by the Undersigned of options or warrants to purchase Shares, restricted stock units representing the right to receive Shares or other equity awards pursuant to any Approved Stock Plan (as defined in the Purchase Agreement); provided that any Shares received by the Undersigned upon such exercise, conversion, exchange, vesting or settlement will be subject to the restrictions on Transfer set forth in this Lock-Up Agreement;

(b)	any establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the Transfer of Shares (a “Trading Plan”); provided that (i) the Trading Plan shall not provide for or permit any Transfers, sales or other dispositions of Shares during the Lock-Up Period, (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of the Undersigned or the Company regarding the establishment of such Trading Plan, such announcement or filing shall include a statement to the effect that no transfer or disposition of Shares may be made under such Trading Plan during the Lock-Up Period and (iii) no such announcement or filing is voluntarily made;

(c)	any Transfer of Shares acquired in open market transactions following the Closing Date, provided the Transfer would not require any filing under Section 16(a) of the Exchange Act and no such filing is voluntarily made;

(d)	the Transfer of the Undersigned’s Shares or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the termination of the Undersigned’s service with the Company or pursuant to contractual arrangements under which the Company has the option to repurchase such Shares, provided that any filing or public report required to be made by any party under the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause, and provided, further, no public announcement shall be made voluntarily in connection with such transfer;

(e)	the conversion of any outstanding Relevant Security into Shares, provided that any such Shares received upon such conversion shall be subject to the restrictions on Transfer set forth in this Lock-Up Agreement; or

(f)	the Transfer of Shares or any security convertible into or exercisable or exchangeable for Shares pursuant to a bona fide third-party tender offer for securities of the Company, merger, consolidation or other similar transaction that is approved by the board of directors of the Company, made to all holders of Common Stock involving a change of control (as defined below), provided that all of the Undersigned’s Relevant Securities subject to this Lock-Up Agreement shall remain subject to the restrictions on Transfer set forth in this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “change of control” means any bona fide third party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of affiliated persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or more of the total voting power of the voting stock of the Company (or the surviving entity).

Further, the restrictions on Transfer set forth in this Lock-Up Agreement shall not apply to Transfers of the Undersigned’s Relevant Securities:

(i)	as a bona fide gift or gifts, including for estate planning purposes and charitable contributions;

(ii)	to any immediate family member of the Undersigned, or to any trust, partnership, limited liability company or other legal entity commonly used for estate planning purposes which is established for the direct or indirect benefit of the Undersigned or a member or members of the immediate family of the Undersigned, or to a trustor or beneficiary of the trust or other estate planning vehicle or to the estate of a beneficiary of such trust or other estate planning vehicle in a transaction not including a disposition for value;

(iii)	to any corporation, partnership, limited liability company or other entity of which the Undersigned or the immediate family of the Undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(iv)	if the Undersigned holds such Relevant Securities through a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Undersigned, (2) to the partners, limited liability company members or stockholders of such corporation, partnership, limited liability company, trust or other business entity, or (3) in connection with a sale, merger or transfer of all or substantially all of the assets of, or any other change of control of, such corporation, partnership, limited liability company, trust or other business entity, not undertaken for the purpose of avoiding the restrictions imposed by this Lock-Up Agreement;

(v)	if the Undersigned is a trust, to the trustee or beneficiary of such trust or to the estate of a beneficiary of such trust;

(vi)	upon death of the Undersigned, including by testate or intestate succession, to his or her executors, legatees or beneficiaries;

(vii)	by operation of law or pursuant to an order of a court or regulatory agency, including pursuant to a qualified domestic order or in connection with a divorce settlement;

(viii)	the withholder of Shares by, or surrender of Shares to, the Company pursuant to a “net” or “cashless” exercise feature to cover taxes due upon or the consideration required in connection with the exercise or settlement of securities issued under an equity incentive plan or stock purchase plan of the Company; or

(ix)	the withholder of Shares by, or surrender of Shares to, the Company in connection with the vesting or settlement of restricted stock units, for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, and/or if the Undersigned is not an officer or director at the time of vesting or settlement, any transfer of Shares necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units;

provided, in the case of clauses (i)-(vii), that (A) such transfer shall not involve a disposition for value, (B) the transferee agrees in writing with such Purchaser and the Company to be bound by the terms of this Lock-Up Agreement, and (C) any filing or public report required to be made by any party under the Exchange Act in connection with such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in such clause, and provided, further, no such filing is voluntarily made.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

If the Undersigned is an officer or director of the Company, (i) each of Esousa and the Placement Agent agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a Transfer of Shares, each of Esousa and the Placement Agent will notify the Company of the impending release or waiver and (ii) the Company will announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Esousa and the Placement Agent hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if: (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the Undersigned’s obligations hereunder, the Undersigned hereby authorizes the Company during the Lock-Up Period to cause the transfer agent for the Relevant Securities to decline to Transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the Undersigned is the record owner and the Transfer of which would be a violation of this Lock-Up Agreement and, in the case of the Relevant Securities for which the Undersigned is the beneficial owner but not the record owner, the Undersigned agrees that during the Lock-Up Period it will use its reasonable best efforts to cause the record owner to authorize the Company to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to such Relevant Securities to the extent such transfer would be a violation of this Lock Up Agreement.

The Undersigned understands that the Purchasers are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this Lock-Up Agreement.

The Undersigned hereby represents and warrants that the Undersigned has full power and authority to enter into this Lock-Up Agreement and that this Lock-Up Agreement has been duly authorized (if the Undersigned is not a natural person) and constitutes the legal, valid and binding obligation of the Undersigned, enforceable in accordance with its terms. Upon request, the Undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the Undersigned shall be binding upon the successors and assigns of the Undersigned from the date of this Lock-Up Agreement.

The Undersigned understands that, if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, then this Lock-Up Agreement shall automatically terminate and be void and of no further force or effect.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be delivered by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes or e-mail/.pdf transmission shall be effective as the delivery of the original hereof.

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In witness whereof, the Undersigned hereby agrees to the above on the date set forth above.

By: ______________________________
Name: ____________________________
Title: _____________________________